77C

Additional Shareholder Information (unaudited)
Results of Special Meetings of Shareholders
On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust level
on various proposals recently approved by the Fund?s Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions
and broker non-votes as to the following proposals: (1) Election of
Board Members
and (2) Agreement and Plan of Reorganization.
1. Election of Board Members?
Nominees                  Votes For     Authority Withheld      Abstentions
Elliot J. Berv             353,953,639.810     3,252,029.180        0.000
A. Benton Cocanougher      354,093,436.810     3,112,232.180        0.000
Jane F. Dasher             353,953,639.810     3,252,029.180        0.000
Mark T. Finn               354,093,436.810     3,112,232.180        0.000
Rainer Greeven             354,093,436.810     3,112,232.180        0.000
Stephen Randolph Gross     353,849,939.940     3,355,729.050        0.000
Richard E. Hanson, Jr.     354,093,436.810     3,112,232.180        0.000
Diana R. Harrington        354,093,436.810     3,112,232.180        0.000
Susan M. Heilbron          353,849,939.940     3,355,729.050        0.000
Susan B. Kerley            354,093,436.810     3,112,232.180        0.000
Alan G. Merten             353,989,736.940     3,215,932.050        0.000
R. Richardson Pettit       354,093,436.810     3,112,232.180        0.000
R. Jay Gerken, CFA         353,989,736.940     3,215,932.050        0.000
? Board Members are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.
2. Agreement and Plan of Reorganization

Item Voted On
Reorganize as Series of a Maryland Business Trust

Votes For	   Votes Against	Abstentions   Broker Non-Votes
351,204,624.070    2,853,431.740    2,806,440.180   341,173.000
On January 12, 2007, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Fund?s Board Members. The following table provides the number of votes cast for, against, as well as the number of abstentions and broker non-votes as to the following proposal:
Revise Fundamental Investment Policies
Broker

		Votes		Votes
Items Voted On         For        Against       Abstentions     Non-Votes
Borrow Money 263,022,010.720   5,436,845.370     4,438,404.560     366,172.000
Underwriting 264,256,516.810   4,202,712.280     4,438,031.560     366,172.000
Lending      263,668,439.720   4,662,390.370     4,566,430.560     366,172.000
Iss Sr. Sec  264,273,668.720   3,843,294.370     4,780,297.560     366,172.000
Real Estate  264,365,119.590   4,094,215.500     4,437,925.560     366,172.000
Commodities  263,826,523.590   4,504,891.500     4,565,845.560     366,172.000